A special meeting of shareholders was held on February 12, 2016. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	9,652,569,340.76	95.616
Withheld	442,614,963.88	4.384
TOTAL	10,095,184,304.64	100.000
John Engler
Affirmative	9,649,804,955.69	95.589
Withheld	445,379,348.95	4.411
TOTAL	10,095,184,304.64	100.000
Albert R. Gamper, Jr.
Affirmative	9,649,672,225.14	95.587
Withheld	445,512,079.50	4.413
TOTAL	10,095,184,304.64	100.000
Robert F. Gartland
Affirmative	9,661,589,028.79	95.705
Withheld	433,595,275.85	4.295
TOTAL	10,095,184,304.64	100.000
Abigail P. Johnson
Affirmative	9,634,058,945.09	95.433
Withheld	461,125,359.55	4.567
TOTAL	10,095,184,304.64	100.000
Arthur E. Johnson
Affirmative	9,648,412,467.63	95.575
Withheld	446,771,837.01	4.425
TOTAL	10,095,184,304.64	100.000
Michael E. Kenneally
Affirmative	9,663,695,871.70	95.726
Withheld	431,488,432.94	4.274
TOTAL	10,095,184,304.64	100.000
James H. Keyes
Affirmative	9,655,350,989.13	95.644
Withheld	439,833,315.51	4.356
TOTAL	10,095,184,304.64	100.000
Marie L. Knowles
Affirmative	9,641,514,099.89	95.507
Withheld	453,670,204.75	4.493
TOTAL	10,095,184,304.64	100.000
Geoffrey A. von Kuhn
Affirmative	9,653,951,403.83	95.630
Withheld	441,232,900.81	4.370
TOTAL	10,095,184,304.64	100.000
Proposal 1 reflects trust wide proposal and voting results.